EXHIBIT 99.1
SED International Holdings, Inc. Announces Stock Repurchase Program

Tucker, Georgia, August 20, 2009 – SED International Holdings, Inc. (OTCBB: SECX) today announced that its Board of Directors has approved a stock repurchase plan in which SED may buy back up to $50,000 worth of its outstanding shares of common stock in the open market over the next six months.

“The decision to repurchase SED International Holdings’ shares underscores the Board’s confidence in SED’s long-term growth potential,” commented Jean Diamond, SED’s Chairman and Chief Executive Officer. “We believe our shares are undervalued at current levels, making a stock buy-back an attractive investment opportunity that will benefit the Company as well as our shareholders committed to us over the long term.”

The repurchase program's terms have been structured to comply with Rule 10b-18 under the Securities Exchange Act of 1934, as amended. The repurchase program does not obligate SED to acquire any specific number of shares and may be suspended or terminated at any time.

The repurchase program will be funded using SED's working capital. Repurchased shares will be retired and restored to the status of authorized and unissued shares, thereby increasing the percentage ownership of all existing shareholders.

As of August 18, 2009, the closing price per share of SED’s common stock was $1.28.

ABOUT SED INTERNATIONAL HOLDINGS, INC.

Founded in 1980, SED International Holdings, Inc. is a multinational, preferred distributor of leading computer technology, wireless communications and consumer electronics products. The Company also offers custom-tailored supply chain management services ideally suited to meet the priorities and distribution requirements of the e-commerce, Business-to-Business and Business-to-Consumer markets. Headquartered near Atlanta, Georgia with business operations in California; Florida; Georgia; Texas; Bogota, Colombia and Buenos Aires, Argentina, SED serves a customer base of over 10,000 channel partners and retailers in the U.S. and Latin America. To learn more, please visit www.SEDonline.com; or follow us on Twitter @SEDIntl.

Statements made in this Press Release that are not historical or current facts are "forward-looking statements." These statements often can be identified by the use of terms such as "may," "will," "expect," "believes," "anticipate," "estimate," "approximate" or "continue," or the negative thereof. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Any forward-looking statements represent management's best judgment as to what may occur in the future. However, forward-looking statements are subject to risks, uncertainties and important factors beyond the control of the Company that could cause actual results and events to differ materially from historical results of operations and events and those presently anticipated or projected. These factors include adverse economic conditions, entry of new and stronger competitors, inadequate capital, unexpected costs, failure to gain product approval in foreign countries and failure to capitalize upon access to new markets. The Company disclaims any obligation to revise any forward-looking statements to reflect events or circumstances after the date of such statement or to reflect the occurrence of anticipated or unanticipated events. These factors and others are discussed in the "Management's Discussion and Analysis" section of the Company's Reports on Form 10-K for the fiscal year ended June 30, 2008 and Form 10-Q for the quarter ended March 31, 2009.